UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Summit Materials, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Summit Materials, Inc. 1801 California Street, Suite 3500 Denver, Colorado 80202

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 21, 2024

May 6, 2024

To Our Valued Shareholders:

On April 8, 2024, Summit Materials, Inc. (“Summit” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which was distributed in connection with the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Ritz-Carlton, Atlanta, The Congress Room, 181 Peachtree street, N.E., Atlanta, Georgia 30303 on Tuesday, May 21, 2024, at 8:00 a.m. Eastern Time. The Company is filing this supplement to the Proxy Statement to provide additional information in support of our director nominees who are up for election at the Annual Meeting and to encourage you to vote “FOR” each of the nominees named in the Proxy Statement.

ISS Proxy Advisory Services (“ISS”) recommended a vote “FOR” the election of all of Summit’s director nominees except with respect to the election of Mr. Jorge Mario Velásquez. ISS recommended a withhold vote with respect to the election of Mr. Jorge Mario Velásquez, one of our directors, based on their characterization of his service as being “overboarded.”

Mr. Velásquez is an effective and valuable member of the board of directors (the “Board”) due to his operational, environmental and safety, corporate strategy, strategic initiative, and mergers & acquisitions expertise as well as his extensive experience in risk management and accounting and finance. Mr. Velásquez holds a degree in civil engineering from the Antioquia School of Engineering and a postgraduate diploma with an emphasis on the cement industry from the Confederation of British Industries. Mr. Velásquez serves on the Governance and Sustainability Committee of Summit and is currently the Chief Executive Officer of Grupo Argos S.A., a position he has held since April 2016. Also, Mr. Velásquez is a member of the board of directors of Cementos Argos S.A., a controlled affiliate of Grupo Argos S.A.; Celsia S.A., a controlled affiliate of Grupo Argos S.A.; Odinsa S.A. a controlled affiliate of Grupo Argos S.A.; and Grupo de Inversiones Suramericana S.A. We understand that ISS counts Mr. Velásquez’s service on the board of Cementos Argos S.A. and Celsia S.A. as the third and fourth public company boards on which Mr. Velásquez serves and, therefore, deems Mr. Velásquez overboarded due to his status as an executive officer of a public company who sits on three public company boards.

Although the ISS report lists Mr. Velásquez as a board member of each of the foregoing entities, based on ISS policies, it is Summit’s view that Mr. Velásquez should only be listed as a board member of Summit and Grupo de Inversiones Suramericana S.A. The ISS policy and accompanying explanatory note states that although all of a Chief Executive Officer’s subsidiary boards with publicly traded common stock will be counted as separate boards, ISS will not recommend a withhold vote for the Chief Executive Officer of a parent company board or any of the controlled subsidiaries of the parent. In Mr. Velásquez’s case, Grupo Argos S.A. owns greater than 50% of each of Cementos Argos S.A. and Celsia S.A. and therefore, these two controlled subsidiaries should not be counted for the purposes of overboarding. As a result, Mr. Velásquez serves on only two boards under the ISS policy: Summit and Grupo de Inversiones Suramericana S.A. We have filed this proxy supplement (the “Proxy Supplement”) to clarify our disclosure.

We strongly believe that ISS’s overboarding concerns are unfounded and that ISS’s recommendation against voting “FOR” Mr. Velásquez as a director nominee should be reversed, as Mr. Velásquez is not overboarded per ISS’s policy.

On behalf of the Board, we are asking for your support by voting “FOR” each of our director nominees, including Mr. Velásquez (Item 1). We greatly appreciate your support.

We urge you to read the Proxy Statement and this Proxy Supplement in their entirety. This Proxy Supplement is being filed with the SEC and made available to stockholders on or about May 6, 2024. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the answer to the “Can I Change My Vote?” question included in the Proxy Statement for instructions on how to do so. Regardless of your decision, we appreciate you exercising your right to vote, and your support of Summit. Thank you in advance for your consideration.

Sincerely,

Christopher B. Gaskill

Executive Vice President, Chief Legal Officer and Secretary